LEUTHOLD FUNDS, INC.

                                  SERVICE PLAN
                                       FOR
                         LEUTHOLD SELECT INDUSTRIES FUND
                                       AND
                               GRIZZLY SHORT FUND

          This Service Plan (the "Plan") has been adopted by the Board of Directors of Leuthold Funds, Inc. (the "Company") for the Leuthold Select Industries Fund and the Grizzly Short Fund (collectively, the "Funds").

     Section 1. Expenses.
                --------

          The Company may incur expenses under the Plan in an amount not to exceed 0.25% annually of each Fund's average daily net assets.

     Section 2. Payments for Administrative Support Services Covered by Plan.
                ------------------------------------------------------------

          (a) The Company may pay securities dealers, brokers, financial institutions or other industry professionals such as investment advisers, accountants and estate planning firms (each a "Service Organization") for Administrative Support Services (as hereinafter defined) provided with respect to its customers' shares of the Funds. Administrative Support Services shall be provided pursuant to Servicing Agreements approved by the officers of the Company ("Servicing Agreements").

          (b) Fees paid to a Service Organization under subsection (a) above may be paid at an annual rate of up to 0.25% of the average daily net assets attributable to the shares of each of the Funds which are owned of record or beneficially by that Service Organization's customers for whom such Service Organization is the dealer of record or shareholder of record or with whom it has a servicing relationship. Such fees shall be calculated and accrued daily, paid monthly and computed in the manner set forth in the Servicing Agreement.

          (c) "Administrative  Support Services" include but are not limited to:
(i) processing dividend and distribution payments on behalf of customers; (ii) arranging for bank wires; (iii) providing subaccounting with respect to shares of the Funds beneficially owned by customers or the information necessary to the Company for subaccounting; (iv) if required by law, forwarding shareholder communications from the Company (such as proxies; shareholder reports; annual and semi-annual financial statements and dividends; and distribution and tax notices to customers); (v) assisting in processing purchase, exchange and redemption requests from customers and in placing such orders with the Company's service contractors; (vi) assisting customers in changing dividend options, account designations and addresses; (vii) providing such other similar services as the Company may reasonably request to the extent the Service Organization is permitted to do so under applicable statutes, rules and regulations; provided, however, that such term does not include "personal service and/or the maintenance of shareholder accounts" within the meaning of the Rules of Fair Practice of the National

Association of Securities Dealers, Inc., such as responding to customers' inquiries and providing information on their investments ("Shareholder Liaison Services").

     Section 3. Expenses Allocated; Compliance.
                ------------------------------

          Amounts paid by a Fund under the Plan must be for services rendered for or on behalf of the holders of such Fund's shares.

     Section 4. Reports to Company.
                ------------------

          So long as this Plan is in effect, the officers of the Company shall provide the Company's Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

     Section 5. Approval of Plan.
                ----------------

          This Plan will become effective on June 15, 2000 following its approval by a majority of the Board of Directors, including a majority of those Directors who are not "interested persons" (as defined in the Investment Company Act of 1940) of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (the "Disinterested Directors"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

     Section 6. Continuance of Plan.
                -------------------

          Unless sooner terminated in accordance with the terms hereof, this Plan shall continue until June 15, 2001, and thereafter for so long as its continuance is specifically approved at least annually by the Company's Board of Directors in the manner described in Section 5 hereof.

     Section 7. Amendments.
                ----------

          This Plan may be amended at any time by the Board of Directors provided that any material amendments of the terms of the Plan shall become effective only upon approval in the manner described in Section 5 hereof.

     Section 8. Termination.
                -----------

          This Plan, as to any Fund, is terminable without penalty at any time by a vote of a majority of the Disinterested Directors.


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